FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-259741-06

NEW ISSUE CMBS: $498.178mm BANK5 2023-5YR2
CO-LEAD MANAGERS & BOOKRUNNERS: Morgan Stanley, Wells Fargo Securities, J.P. Morgan, and BofA Securities
CO-MANAGERS: Academy Securities, Drexel Hamilton, and Siebert Williams Shank & Co

PUBLICLY OFFERED CERTIFICATES

	EXPECTED RATINGS	AVAILABLE		WAL	PRIN	NOI
CLASS	Fitch/KBRA/Moody’s	SIZE($MM)	CE%	(YRS)	WINDOW	DY%	LTV%	IPTs
A-1	AAAsf/AAA(sf)/Aaa(sf)	$5.300	30.000%	2.57	1 – 56	19.9%	34.9%	J+150a
A-2-1*	AAAsf/AAA(sf)/Aaa(sf)	$125.000	30.000%	4.86	56 – 59	19.9%	34.9%	A3-2bps
A-3*	AAAsf/AAA(sf)/Aaa(sf)	$243.623	30.000%	4.93	59 – 59	19.9%	34.9%	J+170a
A-S	AAAsf/AAA(sf)/Aa2(sf)	$76.958	18.000%	4.93	59 – 59	17.0%	40.8%	J+200a
B	AA-sf/AA-(sf)/NR	$26.454	13.875%	4.93	59 – 60	16.1%	42.9%	J+250a
C	A-sf/A-(sf)/NR	$20.843	10.625%	5.01	60 – 60	15.6%	44.5%	J+395a

*Sizes subject to change as detailed in the attached Term Sheet.

Range of possible available sizes below:

A-2-1: $0 - $200.000mm

A-3: $243.623mm - $443.623mm

POOL BALANCE:	$675,072,360
NUMBER OF LOANS/PROPERTIES:	20 / 35
WA MORTGAGE INT. RATE:	7.1861%
WA CUT-OFF LTV:	49.8%
WA UW NCF DSCR:	1.78x
WA UW NOI DEBT YLD:	13.9%
WA ORIG TERM TO MATURITY:	60
WA ORIG AMORTIZING TERM:	360
TEN LARGEST LOANS:	74.1%
LOAN SELLERS:	WFB (44.8%), MSMCH (20.1%), JPMCB (18.9%), BANA (12.5%), BANA & JPMCB (3.7%)
TOP 5 STATES:	NY (12.2%), NV (9.9%), FL (9.6%), MA (8.9%), AZ (8.7%)
TOP 5 PROPERTY TYPES:	RT (38.9%), OF (21.9%), HO (15.6%), IN (11.8%), MU (11.8%)

RISK RETENTION	Eligible vertical interest ("V-RR")

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	CWCapital Asset Management LLC
TRUSTEE:	Computershare Trust Company, National Association
CERT ADMIN:	Computershare Trust Company, National Association
TRUST ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	BIG Real Estate 5YR2, LLC or an affiliate thereof

INVESTOR CALL DETAILS
DATE/TIME:	Tuesday, June 20th at 2:00pm ET
DIAL IN:	1 (800) 289-0438
PASSCODE:	7572723

EXPECTED PRICING:	Week of June 19, 2023
EXPECTED SETTLEMENT:	July 11, 2023
ATTACHED:	Termsheet and Annex A

***The depositor has filed a registration statement (including a prospectus) with the SEC (File No. 333-259741) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com.***

THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT. AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY.

**** IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS. ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THIS E-MAIL OR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS MATERIAL MAY HAVE BEEN ATTACHED ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. ****

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